                                                                       EXHIBIT 1

================================================================================






                             AGREEMENT AND PLAN OF MERGER




                               Dated as of May 23, 2001




                                        among



                         ELECTRONIC DATA SYSTEMS CORPORATION,



                          EMERALD ACQUISITION CORPORATION I



                                         and



                       STRUCTURAL DYNAMICS RESEARCH CORPORATION




================================================================================

                               TABLE OF CONTENTS

                                   ARTICLE I


                                  THE MERGER

Section 1.01.    The Merger........................................  1
Section 1.02.    Closing...........................................  1
Section 1.03.    Effective Time....................................  2
Section 1.04.    Effects...........................................  2
Section 1.05.    Articles of Incorporation and Bylaws..............  2
Section 1.06.    Directors.........................................  2
Section 1.07.    Officers..........................................  2

                                   ARTICLE II


                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01.    Effect on Capital Stock...........................  3
Section 2.02.    Exchange of Certificates..........................  4

                                  ARTICLE III


                 Representations and Warranties of the Company

Section 3.01.    Organization, Standing and Power..................  6
Section 3.02.    Capital Structure.................................  6
Section 3.03.    Authority; Execution and Delivery; Enforceability.  8
Section 3.04.    No Conflicts; Consents............................  8
Section 3.05.    SEC Documents; Undisclosed Liabilities............  9
Section 3.06.    Information Supplied.............................. 10
Section 3.07.    Absence of Certain Changes or Events.............. 11
Section 3.08.    Taxes............................................. 13
Section 3.09.    No Undisclosed Material Liabilities............... 15
Section 3.10.    Pension and Benefit Plans; ERISA.................. 15
Section 3.11.    Labor Matters..................................... 17
Section 3.12.    Litigation........................................ 18
Section 3.13.    Compliance with Applicable Laws................... 19
Section 3.14.    Environmental Matters............................. 19
Section 3.15.    Contracts......................................... 20

Section 3.16.    Brokers; Fees and Expenses........................... 22
Section 3.17.    Opinion of Financial Advisor......................... 22
Section 3.18.    Potential Conflicts of Interest...................... 22
Section 3.19.    Intellectual Property................................ 23
Section 3.20.    Software............................................. 25
Section 3.21.    Title to Properties.................................. 26
Section 3.22.    Insurance............................................ 26

                                   ARTICLE IV


                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 4.01.    Organization, Standing and Power..................... 27
Section 4.02.    Sub.................................................. 27
Section 4.03.    Authority; Execution and Delivery; Enforceability.... 27
Section 4.04.    No Conflicts; Consents............................... 27
Section 4.05.    Information Supplied................................. 28
Section 4.06.    Brokers.............................................. 28
Section 4.07.    Financing............................................ 28
Section 4.08.    Litigation........................................... 29

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01.  Conduct of Business.................................... 29
Section 5.02.  No Solicitation........................................ 31

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

Section 6.01.    Preparation of Proxy Statement; Stockholders Meeting. 33
Section 6.02.    Access to Information; Confidentiality............... 34
Section 6.03.    Reasonable Best Efforts; Notification................ 34
Section 6.04.    Stock Options........................................ 35
Section 6.05.    Indemnification...................................... 37
Section 6.06.    Fees and Expenses.................................... 39
Section 6.07.    Public Announcements................................. 39
Section 6.08.    Employee Benefits.................................... 39
Section 6.09.    Further Assurances................................... 40
Section 6.10.    Antitrust Filings.................................... 40

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

Section 7.01.    Conditions to Each Party's Obligation to Effect the Merger. 41
Section 7.02.    Additional Conditions to Obligations of Parent and Sub..... 41
Section 7.03.    Additional Conditions to Obligations of the Company........ 42

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

Section 8.01.    Termination...............................................  42
Section 8.02.    Effect of Termination.....................................  45
Section 8.03.    Amendment.................................................  45
Section 8.04.    Extension; Waiver.........................................  45
Section 8.05.    Procedure for Termination, Amendment, Extension or Waiver.  45

                                   ARTICLE IX

                               GENERAL PROVISIONS

Section 9.01.    Nonsurvival of Representations and Warranties.............  46
Section 9.02.    Notices...................................................  46
Section 9.03.    Definitions...............................................  47
Section 9.04.    Interpretation............................................  48
Section 9.05.    Severability..............................................  48
Section 9.06.    Counterparts..............................................  49
Section 9.07.    Entire Agreement; No Third-Party Beneficiaries............  49
Section 9.08.    Governing Law.............................................  49
Section 9.09.    Assignment................................................  49

                             INDEX OF DEFINED TERMS

Term                                  Section
------------------------------------  -------------

affiliate...........................        9.03
Agreement...........................    Preamble
Appraisal Statute...................        2.01(d)
Antitrust Division..................        6.10
business day........................        9.03
Certificate of Merger...............        1.03
Certificates........................        2.02(b)
Closing.............................        1.02
Closing Date........................        1.02
Code................................        2.02(g)
Company.............................    Preamble
Company Board.......................        3.02(b)
Company Bylaws......................        3.01
Company Charter.....................        3.01
Company Common Stock................        2.01(b)
Company Disclosure Letter...........        3.01
Company Employee....................        6.08
Company Employee Benefit Plans......        3.10(a)
Company ERISA Affiliate.............        3.10(a)
Company's Foreign Knowledge.........        9.03
Company Material Adverse Effect.....        9.03
Company Pension Plan................        3.10(a)
Company Right.......................        3.02(a)
Company Rights Agreement............        3.02(a)
Company SEC Documents...............        3.05(a)
Company Stock Option................        6.04(d)
Company Stock Plans.................        6.04(d)
Company Stockholder Approval........        3.03(a)
Company Stockholders Meeting........        6.01(b)
Company Takeover Proposal...........        5.02(c)
Confidentiality Agreement...........        6.02(b)
Consent.............................        3.04(b)
Contract............................        3.02(a)
Dissent Shares......................        2.01(d)
Effective Time......................        1.03
Employed Intellectual Property......        3.l9(a)
Environmental Laws..................        3.14
Environmental Liabilities...........        3.14
ERISA...............................        3.10(a)
Exchange Act........................        3.04(b)
Exchange Fund.......................        2.02(a)
Expenses............................        6.06(b)
FTC.................................        6.10
Filed Company SEC Documents.........        3.07
Foreign Benefit Plan................        3.10(g)
GAAP................................        3.05(a)

Term                                  Section
------------------------------------  -------------

Governmental Entity.................        3.04(b)
HSR Act.............................        3.04(b)
Hazardous Materials.................        3.14
in the ordinary course of business..        9.03
Indemnified Liabilities.............        6.05(a)
Indemnified Parties.................        6.05(a)
Indemnified Party...................        6.05(a)
Intellectual Property...............        3.19(a)
IRS.................................        3.08(e)
Judgment............................        3.04(a)
Law.................................        3.04(a)
Licensed Software...................        3.20(a)
Liens...............................        3.04(a)
Material Contracts..................        3.15(b)
Material Representations............        7.02(a)
Merger..............................    Recitals
Merger Consideration................  2.01(c)(ii)
Ohio Law............................        1.01
Option Agreement....................    Recitals
Owned Software......................        3.20(a)
Parent..............................    Preamble
Parent Benefit Plan.................        6.08
Parent Material Adverse Effect......        4.04(a)
Paying Agent........................        2.02(a)
Permits.............................        3.13(b)
person..............................        9.03
Proxy Statement.....................        3.04(b)
Representatives.....................        5.02(a)
Restraint...........................        8.01(b)
Rights Agent........................        3.02(a)
SEC.................................        3.04(b)
Securities Act......................        3.05(a)
Software............................        3.20(a)
Sub.................................    Preamble
Subsidiary..........................        3.01
Superior Company Proposal...........        5.02(c)
Surviving Corporation...............        1.01
Tax Return..........................        3.08(k)
Taxes...............................        3.08(k)
Termination Fee.....................        6.06(b)
Transactions........................        3.03(a)
Voting Agreement....................    Recitals
Warrants............................        3.02(a)
Year 2000 Compliant.................        3.20(g)

     AGREEMENT AND PLAN OF MERGER dated as of May 23, 2001 (this "Agreement") among ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation ("Parent"), EMERALD ACQUISITION CORPORATION I, an Ohio corporation and a direct wholly owned subsidiary of Parent ("Sub"), and STRUCTURAL DYNAMICS RESEARCH CORPORATION, an Ohio corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and determined to be in the best interests of their respective stockholders the merger of Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, the Company and Parent are entering into a Stock Option Agreement dated as of the date hereof in the form attached as Exhibit A (the
                                                              ---------
"Option Agreement");

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement (the "Voting Agreement"), pursuant to which, among other things, such stockholders have agreed to vote their shares of Company Common Stock (as hereinafter defined) in favor of the approval of this Agreement and the Merger; and

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  THE MERGER

     Section 1.01.  The Merger.
                    ----------

     On the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 17 of the Ohio Revised Code (the "Ohio Law"), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (as such, the "Surviving Corporation") and a wholly owned subsidiary of Parent.

     Section 1.02.  Closing.
                    -------

     Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, and
                                                          ------------
subject to the satisfaction or waiver of all of the conditions set forth in

Article VII, the closing (the "Closing") of the Merger shall take place at the
-----------
offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 at 10:00 a.m. on the
second business day following the satisfaction (or, to the extent permitted by Law, waiver) of the conditions set forth in Section 7.01 (other than those
                                            ------------
conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by Law, waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

     Section 1.03.  Effective Time.
                    --------------

     Prior to the Closing, the Company shall prepare, and on the Closing Date the Company shall file with the Secretary of State of the State of Ohio, a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the Ohio Law and shall make all other filings or recordings required under the Ohio Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     Section 1.04.  Effects.
                    -------

     The Merger shall have the effects set forth in (S)1701.82 of the Ohio Law.

     Section 1.05.  Articles of Incorporation and Bylaws.
                    ------------------------------------
        (a) The Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to change the corporate name set forth therein to "Structural Dynamics Research Corporation" and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

        (b) The Code of Regulations of Sub as in effect immediately prior to the Effective Time shall be the Code of Regulations of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and the provisions of the Articles of Incorporation of the Surviving Corporation and applicable Law.

     Section 1.06.  Directors.
                    ---------

     The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.07.  Officers.
                    --------

     The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II
                                  ----------

                      EFFECT ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 2.01.  Effect on Capital Stock.
                    -----------------------

     At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Sub:

        (a)  Capital Stock of Sub.  Each issued and outstanding share of capital
             --------------------
stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

        (b)  Cancellation of Treasury Stock and Parent-Owned Stock. Each share
             -----------------------------------------------------
of Class A Common Stock, no par value, of the Company, including the associated Company Rights (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

        (c)  Conversion of Company Common Stock.
             -----------------------------------

             (i)  Subject to Sections 2.01(b) and 2.01(d), each issued and
                             ----------------     -------
     outstanding share of Company Common Stock shall be converted into the right to receive an amount in cash equal to $25, without interest, less any required withholding taxes, upon surrender and exchange of the Certificate representing such share.

             (ii) The cash payable upon the conversion of a share of Company Common Stock pursuant to this Section 2.01(c) is referred to as the "Merger
                                   ---------------
     Consideration." As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, less any required withholding taxes, upon surrender of such Certificate in accordance with Section 2.02.
                                                      ------------

        (d)  Appraisal Rights.  Notwithstanding anything in this Agreement to
             ----------------
the contrary, shares ("Dissent Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to dissent from and properly dissents from this Agreement pursuant to, and who complies in all respects with, (S)1701.85 of the Ohio Law, in each case to the extent applicable (the "Appraisal Statute"), shall not be converted into a right to receive the Merger Consideration as provided in
Section 2.01(c), but rather the holders of Dissent Shares shall be entitled to
---------------
the right to receive payment of the appraised value of such Dissent Shares in accordance with the Appraisal Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the appraised value under the Appraisal Statute, then the right of such holder to be paid the appraised value of such holder's Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration, without interest, as provided in Section 2.01(c). The Company shall give prompt notice to Parent of any objections or demands received by the Company for appraisal of Company Common Stock pursuant to the Appraisal Statute, and Parent shall have the right to direct all negotiations and proceedings with respect to such objections or demands. Neither the Company nor the Surviving Corporation shall, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such objections or demands, or agree to do any of the foregoing.

        Section 2.02.  Exchange of Certificates.
                       ------------------------

                (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter
                                 ---------------
referred to as the "Exchange Fund"). The expenses of the Paying Agent shall not be paid from the Exchange Fund, but shall be paid directly by the Surviving Corporation.

                (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal
                                 ---------------
(which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (A) the number of shares of Company Common Stock theretofore represented by such Certificate and (B) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

        (c)  No Further Ownership Rights in Company Common Stock; Transfer
             -------------------------------------------------------------
Books. The Merger Consideration paid in accordance with the terms of this
-----
Article II upon conversion of any shares of Company Common Stock shall be deemed
----------
to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
                 ----------

        (d)  Termination of Exchange Fund. Any portion of the Exchange Fund
             ----------------------------
(including any interest or other income received by the Paying Agent in respect thereof that has not previously been distributed pursuant to Section 2.02(f))
                                                             ----------------
that remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for
          ----------
payment of such holder's claim for the Merger Consideration.

        (e)  No Liability.  None of Parent, Sub, the Company, the Surviving
             ------------
Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

        (f)  Investment of Exchange Fund.  The Paying Agent shall invest any
             ---------------------------
cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation on demand.

        (g)  Withholding Rights.  Parent, Sub or the Surviving Corporation shall
             ------------------
be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by Parent, Sub or the Surviving Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Sub or the Surviving Corporation.

        (h)  Lost Certificates.  If any Certificate shall have been lost, stolen
             -----------------
or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article II.
                        ----------

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     Section 3.01.  Organization, Standing and Power.
                    --------------------------------

     Each of the Company and the Company's Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing (with respect to the jurisdictions that recognize the concept of good standing) under the laws of the state of its incorporation or organization and has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Each of the Company and the Company's Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true, correct and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the Code of Regulations of the Company, as amended to the date of this Agreement (as so amended, the "Company Bylaws"). The Company Charter and the Company Bylaws are in full force and effect. The Company is not in violation of any provision of the Company Charter or the Company Bylaws. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 or in Section 3.01 of the letter dated as of the date of this Agreement from the
      ------------
Company to Parent and Sub (the "Company Disclosure Letter").

     Section 3.02.  Capital Structure.
                    -----------------

     The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. At the close of business on May 22, 2001, (i) 35,930,666 shares of Company

Common Stock were issued and outstanding, (ii) 3,831,794 shares of Company Common Stock were held by the Company in its treasury, (iii) 8,702,902 shares of Company Common Stock were subject to issuance upon exercise of outstanding Company Stock Options under the Company Stock Plans, (iv) 412 shares of Company Common Stock were subject to issuance upon exercise of outstanding warrants at a weighted average exercise price of $12.13 per share (the "Warrants"), (v) 1,053,349 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and (vi) 35,763 shares outstanding under the Structural Dynamics Research Corporation Stock Purchase Plan, and (vii) one common share purchase right (a "Company Right") for each share of Common Stock outstanding was issued and outstanding in accordance with that certain Rights Agreement (the "Company Rights Agreement"), dated as of August 10, 1998, between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent"), and one-half of a share of Company Common Stock was reserved for issuance pursuant to the exercise of each Company Right. Except as set forth above and except for changes since May 22, 2001 resulting from the exercise of stock options outstanding on such date or the issuance of Company Common Stock under the Structural Dynamics Research Corporation Stock Purchase Plan, at the close of business on the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company capital stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Ohio Law, the Company Charter, the Company Bylaws or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company is a party or otherwise bound. Neither Parent nor Sub nor any of its "Affiliates" or "Associates" is or will become an "Acquiring Person" (each as defined in the Company Rights Agreement) by reason of this Agreement, the Option Agreement, the Merger or any of the other Transactions, and neither a "Distribution Date" nor a "Stock Acquisition Date" (as defined in the Company Rights Agreement) will occur by reason of this Agreement, the Option Agreement, the Merger or any of the other Transactions. Except as set forth above and on Section 3.02 of the Company
                                               ------------
Disclosure Letter, all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above and on Section 3.02
                                                                   ------------
of the Company Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, calls, rights, convertible or exchangeable securities, units, commitments, Contracts, arrangements or undertakings to which the Company or a Subsidiary of the Company is a party or by which the Company or a Subsidiary of the Company is bound (x) obligating the Company or a Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or a Subsidiary of the Company or
(y) obligating the Company or a Subsidiary of the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or a Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or a Subsidiary of the Company, except as to unvested shares of Company Common

Stock repurchasable by the Company, at the purchase price paid per share, upon the termination of service of the holders of those shares pursuant to the terms of the Company Stock Option Plans. Except as contemplated in connection with the execution of this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or a Subsidiary of the Company is a party or to which it is bound relating to the holding, voting or disposition of any shares of capital stock of the Company or a Subsidiary of the Company.

        Section 3.03.  Authority; Execution and Delivery; Enforceability.
                       -------------------------------------------------

                (a) The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby (the "Transactions"). The execution, delivery and performance by the Company of this Agreement and the Option Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate and stockholder action on the part of the Company, subject to receipt of the Company Stockholder Approval required by applicable Law. The Company has duly executed and delivered this Agreement and the Option Agreement, and assuming the due authorization, execution and delivery of this Agreement and the Option Agreement by Parent and Sub, each of this Agreement and the Option Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). The affirmative vote of the holders of 66-2/3% of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is the only vote of any class or series of the Company's capital stock required to approve the Merger, adopt this Agreement and consummate the Transactions.

                (b) The Company Board has duly adopted resolutions, in each case by a unanimous vote of all members of the Company Board, (i) approving and declaring the advisability of this Agreement, the Option Agreement, the Merger and the other Transactions in accordance with the applicable provisions of the Ohio Law, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders and (iii) recommending that the holders of Company Common Stock approve and adopt this Agreement and the Merger. Such resolutions are sufficient to render inapplicable to Parent and Sub, and this Agreement, the Option Agreement, the Merger and the other Transactions the provisions of Chapter 1704 of the Ohio Law. No other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Option Agreement, the Merger or any other Transaction.

        Section 3.04.  No Conflicts; Consents.
                       ----------------------

                (a)  Except as set forth in Section 3.04 of the Company
                                            ------------
Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the Option Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms of this Agreement and the Option Agreement will not, (i) conflict with or result in any violation of any provision of the Company Charter or the Company Bylaws, (ii) subject to the filings and other matters referred to in Section 3.04(b),
                                                        ---------------
conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") upon any of the properties or assets of the Company under, or require the consent of any person under, any provision of any Contract to which the Company is a party or by which any of its properties or assets is bound or affected or (iii) subject to the filings and other matters referred to in Section 3.04(b), conflict with or result in any violation of any
               ---------------
domestic or, to the Company's Foreign Knowledge, foreign judgment, verdict, jury award, injunction, order or decree ("Judgment") or domestic or, to the Company's Foreign Knowledge, foreign statute, law (including common law), ordinance, rule or regulation ("Law") applicable to the Company or its properties or assets, except in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

                (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or notice to, or Permit from, any federal, state, local or, to the Company's Foreign Knowledge, foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or, to the Company's Foreign Knowledge, foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the Option Agreement or the consummation of the Merger and the other Transactions, other than (i) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company Stockholder Approval (the "Proxy Statement") and (B) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreement, Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 6.08, (iv) the filing of a premerger
                            ------------
notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of the applicable waiting period thereunder, (v) filings under state securities Laws,
(vi) to the Company's Foreign Knowledge, such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other Law and (vii) such other items as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.05.  SEC Documents; Undisclosed Liabilities.
                       --------------------------------------

                (a) The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC relating to periods commencing on or after December 31, 1998 (such reports, schedules, forms, statements and other documents being hereinafter referred to as the "Company SEC Documents"). Except as set forth on Section 3.05(a)
                                                 ---------------
of the Company Disclosure Letter, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

                (b) Except as set forth in the most recent financial statements included in the Filed Company SEC Documents (as defined in Section 3.07) and as set forth on Section 3.05(b) of the Company Disclosure Letter, the Company has
             ---------------
no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected in the Company's financial statements, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation (including any claims, whether or not asserted, for royalty payments), that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

        Section 3.06.  Information Supplied.
                       --------------------

        Subject to Parent's and Sub's fulfillment of their obligations with respect thereto, the Proxy Statement will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable Law and will conform in all material respects with the requirements of the Exchange Act and any other applicable Law; and the Proxy Statement (or any amendment or supplement thereto) will not, at the respective times they are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, at the time of the Company Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect in light of the circumstances under which made. Notwithstanding the foregoing, no representation or warranty is hereby made by the Company with respect to any information supplied by Parent or Sub in writing for inclusion in, or with respect to Parent or Sub information derived from Parent's public SEC filings which is included or incorporated by reference in the Proxy Statement.

     Section 3.07.  Absence of Certain Changes or Events.
                    ------------------------------------

     Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in Section 3.07 of the Company Disclosure Letter, since December
                  ------------
31, 2000, the Company has conducted its business only in the ordinary course of business, and there has not been:

        (a) any event, change, occurrence, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

        (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any Company capital stock or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary of the Company, except as to unvested shares of Company Common Stock repurchasable by the Company, at the purchase price paid per share, upon the termination of service of the holders of those shares pursuant to the Company Stock Option Plans;

        (c) any split, combination or reclassification of any Company capital stock or any issuance of or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company capital stock;

        (d) (i) any grant by the Company or any Subsidiary of the Company to any director, officer or employee of the Company or any Subsidiary of the Company of any increase in compensation, bonus or other benefits, except, with respect to employees who are not officers and directors of the Company or any of its Subsidiaries, normal increases in the ordinary course of business or in connection with the hiring or promotion of any such employee, (ii) any grant by the Company or any Subsidiary of the Company to any such director, officer or employee of any increase in severance, change of control or termination pay benefits, or (iii) any entry by the Company or any Subsidiary of the Company into, or any amendment of, any employment, consulting, deferred compensation, indemnification, severance, change of control or termination agreement or arrangement with any such director, officer or employee, except, with respect to employees that are not officers and directors of the Company, in the ordinary course of business;

        (e) any change in accounting methods, principles or practices by the Company or any Subsidiary of the Company, except for such changes as may have been required by a change in GAAP;

        (f) any (i) material elections with respect to Taxes by the Company or any Subsidiary of the Company, (ii) settlement or compromise by the Company or any Subsidiary of the Company of any material Tax liability or refund or (iii) assessment of a material Tax against the Company or any Subsidiary of the Company by any Governmental Entity;

        (g) any amendment of any term of any outstanding security of the Company or any Subsidiary of the Company that would materially increase the obligations of the Company or any Subsidiary of the Company under such security;

        (h) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money, other than in the ordinary course of business;

        (i) any creation or assumption by the Company or any Subsidiary of the Company of any material Lien on any material asset of the Company or any Subsidiary of the Company, other than in the ordinary course of business;

        (j) any making of any loan, advance or capital contribution to or investment in any person by the Company or any Subsidiary of the Company other than (i) in connection with any acquisition or capital expenditure permitted by
Section 5.01, or (ii) loans or advances to employees of the Company or any Subsidiary of the Company made in the ordinary course of business and (iii) transactions between the Company and one or more of its wholly-owned Subsidiaries;

        (k) (i) any acquisition by the Company or any Subsidiary of the Company by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any acquisition by the Company or any Subsidiary of the Company of any assets (other than inventory) that are material to the Company, (ii) any sale, lease, license, encumbrance or other disposition of material assets of the Company or any Subsidiary of the Company, other than sales of products to customers in the ordinary course of business,
(iii) any incurrence of capital expenditures by the Company or any Subsidiary of the Company other than in the ordinary course of business, or (iv) any modification, amendment, assignment, termination or relinquishment by the Company or any Subsidiary of the Company of any Contract, license or other right that, individually or in the aggregate with all such modifications, amendments, assignments, terminations and relinquishments, would reasonably be expected to have a Company Material Adverse Effect;

        (l) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any Subsidiary of the Company that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

        (m) any entry by the Company or any Subsidiary of the Company into any commitment or transaction material to the Company (other than commitments or transactions entered into in the ordinary course of business);

        (n) as of the date hereof, any revaluation by the Company or any Subsidiary of the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

          (o) any agreement, commitment or undertaking to take any action referred to in Sections 3.07(a) through 3.07(n).
               ----------------         -------

     Section 3.08.  Taxes.
                    -----

          (a) Each of the Company, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member has (i) duly filed on a timely basis (taking into account any extensions) all Tax Returns (as hereinafter defined) required to be filed or sent by or with respect to it other than Tax Returns that would report immaterial Tax liability and as to which the failure to file would not itself give rise to material Tax liability or penalty, and all such Tax Returns are complete and accurate in all material respects, (ii) duly paid or deposited on a timely basis all material Taxes (as hereinafter defined) that are shown to be due and payable on or with respect to such Tax Returns, and all material Taxes that are otherwise due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Company's most recent audited financial statements) for which the Company or any of its Subsidiaries may be liable, (iii) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and its Subsidiaries through the date hereof, and (iv) complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of material Taxes that are required to be withheld from payments to employees, independent contractors, creditors, shareholders or any other third party;

          (b) Except as set forth on Section 3.08(b) of the Company Disclosure
                                     ---------------
Letter, no audits or other administrative proceedings or court proceedings are presently pending, or to the knowledge of the Company threatened, with regard to any Taxes for which the Company or any of its Subsidiaries would be liable in an amount reasonably expected to exceed $100,000, and no material deficiency (to the extent remaining unsatisfied) for any Taxes has been proposed, asserted or assessed in writing (whether by examination report or prior to completion of examination by means of notices of proposed adjustment or other similar written requests or notices) against the Company or any of its Subsidiaries by any taxing authority with respect to any period;

          (c) Except as set forth in Schedule 3.08 of the Company Disclosure
                                     -------------
Letter, neither the Company nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code or that would constitute compensation whose deductibility is limited under Section 162(m) of the Code;

          (d) To the knowledge of the Company, no material reassessments (for property or ad valorem Tax purposes) of any material assets or any material property owned or leased by the Company or any of its Subsidiaries have been proposed in writing by any taxing authority;

          (e) Except as set forth on Section 3.08(e) of the Company Disclosure
                                     ---------------
Letter, neither the Company nor any of its Subsidiaries has agreed to make any adjustment pursuant to section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any material changes in any accounting method of the Company or any of its Subsidiaries. To the knowledge of the Company, neither the Internal Revenue Service ("IRS") nor any other taxing authority has proposed in writing, and neither the Company nor any of its Subsidiaries is otherwise required to make, any such material adjustment or change in accounting method;

          (f) Except as set forth on Section 3.08(f) of the Company Disclosure
                                     ---------------
Letter, neither the Company, nor, to the knowledge of the Company, any member of its affiliated group that joins in the consolidated federal income tax return
(i) has been a member of any other affiliated group that filed a consolidated federal income tax return or (ii) has assumed, or agreed to indemnify against, the liability for Taxes of any person other than a person that is a present or former member (or predecessor of such a member in the case of the acquisition of such predecessor by such member) of the affiliated group of which the Company is the common parent;

          (g) No material assets of any Subsidiaries which are "foreign corporations" within the meaning of the Code are, or at any time within the past five years have been, located within the United States or utilized in connection with the conduct of a United States trade or business within the meaning of
Section 864 of the Code;

          (h) No closing agreement or agreements pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any Subsidiary which requires the Company or any Subsidiary to include any item of income in, or exclude any item of deduction from, any Tax Return which is due after the Effective Time;

          (i) As of the date hereof, the Company has not requested any rulings from any taxing authority, and there are no outstanding subpoenas or unsatisfied written requests from any taxing authority for information with respect to Taxes of the Company or any Subsidiary;

          (j) Except as set forth on Section 3.08(j) of the Company Disclosure
                                     ---------------
Letter, there are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a material amount of Tax against the Company or any Subsidiary;

          (k) None of the Subsidiaries currently has, or will have as of the Effective Time, any overall foreign loss accounts or separate limitation loss accounts within the meaning of Section 904 of the Code and the Treasury Regulations thereunder; and

          (l) Notwithstanding anything to the contrary herein, any representation or warranty made in this Section 3.08 insofar as it applies to the Specified Countries, is qualified by the Company's Foreign Knowledge.

          For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes") means any U.S. federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority.

          "Tax Return" (and with correlative meaning, "Tax Returns") means all returns, declarations, reports, estimates, information returns and statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

     Section 3.09.  No Undisclosed Material Liabilities.
                    -----------------------------------

     Except as disclosed in the Filed Company SEC Documents or as set forth in

Section 3.09 of the Company Disclosure Letter, as of the date hereof, there are
------------
no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 2001 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and (ii) liabilities under this Agreement.

     Section 3.10.  Pension and Benefit Plans; ERISA.
                    --------------------------------

        (a)  Schedule 3.10(a) of the Company Disclosure Letter contains a true
             ----------------
and complete list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Company Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(l) of ERISA), stock option, stock purchase, restricted stock, phantom stock or other equity-based incentive plan, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code (each a "Company ERISA Affiliate") for the benefit of any present or former officers, employees, directors or independent contractors of the Company or any the Company ERISA Affiliate (all the foregoing being herein referred collectively as "Company Employee Benefit Plans"). The Company has made available to Parent true, complete and correct copies of (1) each of the Company Employee Benefit Plans and amendments thereto,
(2) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each of the Company Employee Benefit Plans (if any such report was required by applicable law), (3) the most recent summary plan description and any summaries of material modification for each of the Company Employee Benefit Plans for which such a summary plan description is required by applicable law and (4) each trust agreement and insurance or annuity contract relating to the Company Employee Benefit Plans.

        (b) Each Company Employee Benefit Plan has been administered in all material respects with its terms. The Company, the Company ERISA Affiliates and all Company Employee Benefit Plans are in material compliance with the applicable provisions of ERISA,the Code and all applicable state laws. Except as disclosed in Section 3.10(b) of the Company Disclosure Letter and except for
             ---------------
those instances to the contrary which will not, either individually or in the aggregate, be material, all reports, returns, notices and similar documents with respect to the Company Employee Benefit Plans required to be filed with any governmental agency or distributed to any Company Employee Benefit Plan participant have been duly, timely and accurately filed or distributed. Except as disclosed in Section 3.10(b) of the Company Disclosure Letter, there are no
                ---------------
termination proceedings or, to the knowledge of the Company, investigations by any governmental agency or other claims (except claims for benefits payable in the normal operation of Company Employee Benefit Plans), suits or proceedings against or involving any of the Company Employee Benefit Plans or asserting any rights or claims to benefits under any of the Company Employee Benefits Plans that would reasonably be expected to give rise to any material liability, and there are not any facts to the Company's knowledge that would reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding. To the Company's knowledge, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist and for which the Company or any Company ERISA Affiliate would reasonably be expected to be subject to any liability have occurred with respect to any Company Employee Benefit Plans.

        (c)  Except as disclosed in Section 3.10(c) of the Company Disclosure
                                    ---------------
Letter, none of the Company Pension Plans is subject to Title IV of ERISA and none of the Company or any Company ERISA Affiliate has maintained or been required to contribute to a plan that is subject to Title IV of ERISA during the past six years.

        (d)  Except as disclosed in Section 3.10(d) of the Company Disclosure
                                    ---------------
Letter, each Company Pension Plan intended to be qualified has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of the Company, revocation has not been threatened; and since the effective date of its most recent determination letter such Company Pension Plan has been timely amended if and to the extent necessary to remain so qualified and has not been amended in any respect that might adversely affect its qualification or materially increase its cost. The Company has made available to Parent a copy of the most recent determination letter received from the Internal Revenue Service with respect to each the Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter.

        (e)  Except as disclosed on Section 3.10(e) of the Company Disclosure
                                    ---------------
Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, alone or together with other events, (i) result in any material payment becoming due to any employee or group of employees of the Company or any of its Subsidiaries;

(ii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan or Company Pension Plan or (iii) except as otherwise provided in Section 6.04 of this Agreement, result in the acceleration of the
            ------------
time of payment or vesting of any such benefits. Except as disclosed on Section
                                                                        -------
3.10(e) of the Company Disclosure Letter or in the Filed Company SEC Documents,
-------
there are no severance agreements or employment agreements between the Company or any of its Subsidiaries and any employee of the Company or such Subsidiary except as otherwise provided in Section 6.04 of this Agreement. True and correct copies of all such severance agreements and employment agreements have been made available to Parent. Except as set forth on Section 3.10(e) of the Company
                                            ---------------
Disclosure Letter, neither the Company nor any of its Subsidiaries has any consulting agreement or arrangement with any natural person involving compensation in excess of $200,000 except as are terminable upon one month's notice or less.

        (f)  Except as disclosed on Section 3.10(f) of the Company Disclosure
                                    ---------------
Letter and except for the securities issued or issuable under the Company Stock Plans, no stock or other security issued by the Company or any of its subsidiaries forms or has formed a material part of the assets of any the Company Employee Benefit Plan or the Company Pension Plan.

        (g)  Except as set forth on Section 3.10(g) of the Company Disclosure
                                    ---------------
Letter, with respect to each Company Employee Benefit Plan that is not subject to United States law (a "Foreign Benefit Plan"), to the Company's Foreign
Knowledge: (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices and a pro rata contribution for the period prior to and including the Effective Time has been made or accrued; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the Effective Time with respect to all current and former participants under such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and none of the Transactions shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. To the Company's Foreign Knowledge, each Foreign Benefit Plan is now and always has been operated in material compliance with all applicable non-United States laws.

        (h) No Company Employee Benefit Plan provides, nor does the Company, or any Company ERISA Affiliate have an obligation to provide, medical, life or other welfare benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service, other than as required pursuant to Section 4980B of the Code.

     Section 3.11.  Labor Matters.  Except as set forth on Section 3.11 of the
                    -------------                          ------------
Company Disclosure Letter or in the Filed Company SEC Documents:

        (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any labor union or organization, and to the

Company's knowledge, currently there is no current union that claims to represent employees of the Company or any of its Subsidiaries, nor does the Company know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

          (b) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect;

          (c) Except as set forth on Section 3.11(c) of the Company Disclosure
                                     ---------------
Letter, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (d) There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (e) The Company and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that, individually or in the aggregate, does not have and would not be reasonably likely to have a Company Material Adverse Effect; and

          (f) As of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Company Charter or Company Bylaws or any provision of the comparable charter or organizational documents of any of its Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary of the Company is a party or pursuant to applicable Law that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

     Section 3.12.  Litigation.
                    ----------

     Except as set forth on Section 3.12 of the Company Disclosure Letter, there
                            ------------
is no suit, action, proceeding or investigation pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any Subsidiary of the Company or any of their respective properties or any Company Employee Benefit Plan before any arbitrator, court or other Governmental Entity (and the Company is not aware of any basis for any such suit, action, proceeding or investigation) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Judgment against the Company or any Subsidiary of the Company or naming the Company or any Subsidiary of the Company as a party that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

    Section 3.13.  Compliance with Applicable Laws.
                   -------------------------------

        (a)  Except as disclosed in the Filed Company SEC Documents or on
Section 3.13 of the Company Disclosure Letter, the Company and its Subsidiaries,
------------
and their operations are being conducted in compliance with all applicable Laws, except for such failures to comply as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents or on Section 3.13 of the Company
                                                   ------------
Disclosure Letter, neither the Company nor any Subsidiary of the Company has received any written notice during the two years prior to the date hereof: (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Company or any Subsidiary of the Company or (ii) from any Governmental Entity alleging that the Company or any Subsidiary of the Company is not in compliance in any material respect with any applicable Law.

        (b) The Company and its Subsidiaries have in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities ("Permits") necessary for them to own, lease or otherwise hold and to operate their properties and assets and to carry on their business and operations as now conducted, except for the Permits, the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There have occurred no defaults under, or violations of, any such Permit, except for such defaults and violations that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Merger would not, in and of itself, cause the revocation or cancellation of any such Permit that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

    Section 3.14.  Environmental Matters.
                   ---------------------

    Except disclosed in the Filed Company SEC Documents or Section 3.14 of
                                                           ------------
the Company Disclosure Letter, (i) the operations of the Company and its Subsidiaries have been and are in material compliance with all Environmental Laws (as defined below), and possess and are in material compliance with all permits, licenses and other authorizations required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, threatened, actions, notices of violation or investigations under or pursuant to Environmental Laws against the Company or its Subsidiaries or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries, or for which the Company or any of its Subsidiaries has assumed responsibility for environmental claims, (iii) the Company and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of the Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries, or for which the Company or any of its Subsidiaries has assumed responsibility for environmental claims, or operations thereon would reasonably be expected to result in material Environmental Liabilities, (iv) all real property owned and to the knowledge of the Company, all real property operated or leased by the Company or its Subsidiaries is free of contamination from Hazardous Material (as defined below) that would have an adverse effect on human health or the environment or require remediation under Environmental Laws and (v) there is not now, nor, to the knowledge of the Company, has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its predecessors any
(A) underground storage tanks regulated pursuant to 40 C.F.R. Part 280 or delegated state programs (B) asbestos-containing materials or (C) polychlorinated biphenyls.

          As used in this Agreement, "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety, natural resources or the environment and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq., as such law has been amended or supplemented,
                        -- ---
and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any materials, wastes, or substances defined, listed, classified or regulated as hazardous, toxic or dangerous in or under any Environmental Laws and includes petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, radiofrequency and polychlorinated biphenyls.

     Section 3.15.  Contracts.
                    ---------

          (a)  Section 3.15(a) of the Company Disclosure Letter sets forth a
               ---------------
correct and complete list of each of the following Contracts to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any of their respective properties or assets are or may be bound:

                (i) any Contracts to sell products or to provide services (including without limitation licensing, maintenance, consulting, development, training and support agreements) with the Company's 20 largest customers by revenue for the year ended December 31, 2000;

          (ii) the five largest distribution or reseller Contracts by revenue for the year ended December 31, 2000;

          (iii) any material Contracts granting a right of first refusal or first negotiation or containing most favored customer/nation or price redetermination provisions or change of control provisions;

          (iv) any Contracts that provide for exclusive rights or that purport to limit, curtail, or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business or with any person or to solicit any customers or employees in any material respect;

          (v) any Contracts for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1999, involving aggregate consideration of $10.0 million or more;

          (vi) any loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries in excess of $500,000 or any such agreement pursuant to which indebtedness for borrowed money in excess of $500,000 may be incurred,

          (vii) any Contracts that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof that have not been filed or incorporated by reference as an exhibit to a Filed Company SEC Document;

          (viii) any other Contracts that involve total annual payments of more than $750,000 or aggregate payments over the life thereof of $2.0 million or which, together with all other Contracts to or with the same party or affiliated parties, involve more than such amounts;

          (ix) any other Contract that is material to the business, assets, condition (financial or otherwise), prospects or results of the operations of the Company; and

          (x) any commitments and agreements to enter into any of the foregoing.

      (b) The Company has heretofore made available to Parent true, correct and complete copies, or (in the case of oral Contracts) written descriptions of all of the material terms thereof, of all Contracts identified or required to be identified in Section 3.15(a) hereto (collectively, the "Material Contracts")
              ---------------

      (c) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, and is in full force and effect. There is no default under any Material Contract either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company's knowledge, any other party. No party to any such Material Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder.

          (d)  Except as set forth on Section 3.15(d) of the Company Disclosure
                                      ---------------
Letter, neither the Company nor any of its Subsidiaries has, during the period from January 1, 2000 to the date hereof, lost, or been notified that it will lose or suffer diminution in its relationship with any material customer. To the knowledge of the Company, as of the date hereof no representative of any customer has notified the Company or any of its Subsidiaries that, in the event of a change of control of the Company such as contemplated by this Agreement, the Company or any Subsidiary would lose or suffer diminution in its relationship with any such customer.

          (e) Except as disclosed in the Filed Company SEC Documents or as set forth on Section 3.15(e) of the Company Disclosure Letter, there are no
         ---------------
transactions or arrangements between the Company or any of its Subsidiaries and
(i) any director or officer of the Company or any Subsidiary or any person affiliated or related to any such director or officer or (ii) any other person or entity controlling or under common control with the Company.

     Section 3.16.  Brokers; Fees and Expenses.
                    --------------------------

     No broker, investment banker, financial advisor or other person, other than Sonenshine Pastor & Co. LLC and Bear Stearns & Co. Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Sonenshine Pastor & Co. LLC and Bear Stearns & Co. Inc. relating to the Merger and the other Transactions.

     Section 3.17.  Opinion of Financial Advisor.
                    ----------------------------

     The Company has received the opinion of Bear Stearns & Co. Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair to the holders of Company Common Stock from a financial point of view.

     Section 3.18.  Potential Conflicts of Interest.
                    -------------------------------

     Except as disclosed in the Filed Company SEC Documents or set forth in
Section 3.18 of the Company Disclosure Letter, there have been no transactions,
------------
agreements, arrangements or understandings between the Company, on the one hand, and its affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.19.  Intellectual Property.
               ---------------------

          (a)  Except as set forth on Section 3.19(a) of the Company Disclosure
                                      ---------------
Letter, the Company and its Subsidiaries own all right, title and interest in, to and under, free and clear of any Lien or any other material restriction, and have the valid and enforceable right to use and fully and completely assign, transfer and convey, or have a valid license to: all U.S. and foreign patents, inventions (patentable or unpatentable), know-how, trade secrets, and all other tangible or intangible confidential or proprietary technical and business information, copyrights (registered or unregistered), computer software and programs of any kind or nature (including, but not limited to, any and all object code, source code, firmware, program and/or programming tools), trademarks (registered or unregistered), service marks (registered or unregistered), trade names, trade dress, and all patent applications, trademark and/or service mark applications and/or registrations, and copyright applications for any of the foregoing, as well as any and all goodwill symbolized by and/or associated with any of the foregoing (collectively, "Intellectual Property"), currently used or planned to be used in products currently under development and reasonably necessary to carry on the business and/or planned business of the Company and/or its Subsidiaries, as well as all rights to any and all income, royalties, revenues, damages, payments previously, now or hereafter due and/or payable under or with respect to any of the foregoing Intellectual Property owned by the Company and/or its Subsidiaries, including, without limitation, the right to all past, present and future causes of action for violating any rights relating to any of the foregoing Intellectual Property owned by the Company and/or its Subsidiaries including, but not limited to, infringement, unfair competition, misappropriation and/or dilution (all rights included in this Section 3.19(a) collectively "Employed Intellectual
                        ---------------
Property").

          (b) The activities, products and services of the Company and its Subsidiaries have not and do not infringe upon, misappropriate, dilute (in the case of trademarks), and/or to the knowledge of the Company, otherwise violate, or constitute the unauthorized use of, the Intellectual Property of any other person. There are no allegations, threats, claims or lawsuits pending, or for which notice has been provided to the Company, or to the knowledge of the Company alleging that the Company's or any of its Subsidiaries' activities, products or services infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate, or constitute the unauthorized use of, any other person's Intellectual Property; or (ii) challenging the Company's or any of its Subsidiaries' ownership of, right to use, right to assign or license, the validity or enforceability of, or any license or other agreement relating to, any Employed Intellectual Property. Except as set forth on Section 3.19(b)
                                                               ---------------
of the Company Disclosure Letter, to the knowledge of the Company, there is no basis to conclude that any third party has, is, and/or is planning to, infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate, of any Employed Intellectual Property owned by the Company and/or its Subsidiaries.

          (c) Except for consents required under certain Contracts, the consummation of the Merger and the other Transactions will not result in the loss, dilution (in the case of trademarks), and/or diminution, of any rights of the Company and its Subsidiaries to any of the Employed Intellectual Property nor impose any additional burdens (whether financial or otherwise on the use thereof. Except for consents required under certain Contracts, the Merger would not result in any material loss, or dilutions (in the case of trademarks), and/or diminution of any material rights of the Company to any of the Employed Intellectual Property nor impose any additional burdens (whether financial or otherwise) on the use thereof.

          (d) The Company and its Subsidiaries have a standard practice of obtaining and to the Company's knowledge have obtained from each employee and independent contractor a written agreement under which each such person is obligated to disclose, transfer and fully assign to the Company, without the receipt by such person of any additional value therefor (other than such person's contract, employment, normal salary and benefits), any inventions, developments and discoveries, and/or Intellectual Property, which during the period of employment or engagement with or by the Company or its Subsidiaries he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for the Company or its Subsidiaries may be concerned, or relate to or are connected with the present or anticipated business, products, services or projects of the Company or its Subsidiaries, or involve the use of the Company's or its Subsidiaries' time, materials or facilities. The Company and its Subsidiaries have a standard practice of obtaining and to the Company's knowledge have obtained legally binding written agreements from all employees, independent contractors and third persons with whom the Company and its Subsidiaries have shared material confidential and/or proprietary information: (i) of the Company or its Subsidiaries, or (ii) received from others which the Company or its Subsidiaries are obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential. To the knowledge of the Company, none of the employees of the Company or its Subsidiaries are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or its Subsidiaries or that would conflict with the business of the Company or its Subsidiaries. Other than third party rights licensed to the Company or that the Company licenses to third parties or any non-assertions or covenants not to sue from a third party to the Company, no entity other than the Company or one of its Subsidiaries possesses any current, future, or contingent rights to any of the Employed Intellectual Property owned by the Company and/or its Subsidiaries. Except as set forth on Section 3.19(d) of the Company Disclosure Letter, the
                       ---------------
Company and its Subsidiaries have a standard practice of obtaining and to the Company's knowledge have obtained from all persons who are not employees and who have created any portion of, or otherwise had any rights in or to, the Employed Intellectual Property that is owned by the Company or its Subsidiaries, valid and enforceable written assignments of any and all such intellectual property or other rights to the Company. Except for (A) executable code only software licenses granted in the ordinary course of business and (B) limited source code software licenses granted in the ordinary course of business to promote exchanges of technical information used to make the Company's products compatible with those of other companies and source code escrow agreements entered into in the ordinary course of business, the Company has not granted any material licenses or other material rights, of any kind or nature, in or to any of the Employed Intellectual Property that is owned by the Company or its Subsidiaries to any third party. The Company has not taken any action to jeopardize its trade secrets in any of its material software products. With respect to any Intellectual Property licensed to the Company or its Subsidiaries and material to the operation of the Company's business, (x) the Company is not in material breach of any agreement related thereto, (y) no license is subject to expiration or termination as long as all required payments are made and as long as the Company obeys the scope of the license and confidentiality provisions expressed therein.

Section 3.20.  Software.
               --------

          (a) "Owned Software" shall mean all computer programs and/or software programs (including, but not limited to, all source code, object code, firmware, programming tools and/or documentation), including without limitation, computer programs used by the Company in the planning, development, testing and/or acceptance phase, owned by the Company or any Subsidiary of the Company. "Licensed Software" shall mean all material computer programs (including, but not limited to, all source code, object code, firmware, and/or documentation) licensed to the Company or any Subsidiary of the Company by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap license) (the Licensed Software and the Owned Software, the "Software").

          (b)  Except as set forth on Section 3.20(b) of the Company Disclosure
                                      ---------------
Letter, except for Licensed Software incorporated into the Company's products free and clear of any obligation on the part of the Company except for payments (which are up to date) and confidentiality, the Company, directly or through its Subsidiaries, owns all right, title and interest, and has good, marketable and exclusive title in, to and under, and the valid power and right to sell, license, lease, transfer, assign, convey, use and otherwise exploit, all of the Owned Software and all copyrights therefor, free and clear of all Liens. The Company, directly or through its Subsidiaries, is in actual possession of or has necessary control over: (i) the source code and object code for each computer program included in the Owned Software; and (ii) the object code and, to the extent required for the use of the Software as currently used in the Company's business or as currently offered to the Company's customers or potential customers, the source code, for each computer program included in the Licensed Software. The Company, directly or through its Subsidiaries, is in possession of or has necessary control over all documentation (including, without limitation, all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of the Software as currently used, or which is being designed and/or developed, in the Company's business or as currently offered to the Company's customers or potential customers except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect. The Software constitutes all of the computer programs necessary to conduct the Company's and its Subsidiaries' business as now conducted. Other than pursuant to agreements entered into in the ordinary course of business, no person other than the Company and its Subsidiaries has any material right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof. The Company and its Subsidiaries have made use of all copies of the Licensed Software in their possession as permitted by the respective license agreements in all material respects.

          (c) Since the Company and its Subsidiaries have owned the Owned Software, the Company and its Subsidiaries have disclosed source code to the Owned Software only pursuant to written confidentiality terms that reasonably protect the Company's rights in such Owned Software.

To the knowledge of the Company, except as disclosed in accordance with such confidentiality agreements or valid source code escrow agreements, no person (other than Company and its Subsidiaries) is in possession of any source code for any computer program included in the Owned Software or has any rights to the same.

          (d) Except as set forth on Section 3.20(d) of the Company Disclosure
                                     ---------------
Letter, neither the Company or any Subsidiary of the Company is obligated to support or maintain any of the Owned Software except pursuant to agreements terminable by the Company on a periodic basis and that provide for periodic payments to the Company for such services.

          (e) The Owned Software and all software products of the Company and its Subsidiaries function in accordance with their documentation in all material respects. Neither the Company nor any Subsidiary of the Company is in material breach of any license to the Owned Software

          (f) None of the Owned Software or any software products of the Company or its Subsidiaries contain any time bomb, trojan horse, back door, drop dead device, or any other code that would interfere with the normal operation of the same, would allow circumvention of security controls for the same, or that is intended to cause damage to hardware, software or data (except as disclosed in the documentation for the same.

          (g) The Owned Software is Year 2000 Compliant and does not use windowing or any other Year 2000 remediation technique that is subject to expiration within 10 years of the date of this Agreement. For purposes of this Agreement, "Year 2000 Compliant" means that neither performance nor functionality will be adversely affected by dates prior to, during or after the year 2000 and that the year 2000 will be recognized as a leap year.

Section 3.21.  Title to Properties.
               -------------------

     Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, free and clear of all Liens, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is in occupancy, and all such leases are in full force and effect.

Section 3.22.  Insurance.
               ---------

     The Company maintains insurance coverage reasonably adequate for the operation of the business of the Company and its Subsidiaries, and the Transactions contemplated in this Agreement will not materially adversely affect such coverage.

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.01.  Organization, Standing and Power.
               --------------------------------

     Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

Section 4.02.  Sub.
               ---

     Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub is a wholly owned subsidiary of Parent.

Section 4.03.  Authority; Execution and Delivery; Enforceability.
               -------------------------------------------------

     Each of Parent and Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Option Agreement and to consummate the Transactions. The execution, delivery and performance by each of Parent and Sub of this Agreement and the Option Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate and stockholder action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has adopted this Agreement and the Option Agreement. Each of Parent and Sub has duly executed and delivered this Agreement and the Option Agreement, and, assuming due authorization, execution and delivery of this Agreement and the Option Agreement by the Company, each of this Agreement and the Option Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). The affirmative vote of the holders of 66-2/3% of the outstanding shares of common stock of Sub is the only vote of Sub's capital stock required to approve the Merger and adopt this Agreement.

Section 4.04.  No Conflicts; Consents.
               ----------------------
     (a)  The execution, delivery and performance by each of Parent and Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the charter or organizational documents of Parent or any of its Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment
                                                ---------------
or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, subject in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on (a) the ability of Parent or Sub to perform its obligations under this Agreement and the Option Agreement or (b) the ability of Parent or Sub to consummate the Merger and the other Transactions (any of the foregoing, a "Parent Material Adverse Effect").

     (b)  No Consent of, or registration, declaration or filing with, or notice to, or Permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Option Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (iii) such filings as may be required in connection with the Taxes described in
Section 6.08, (iv) the filing of a premerger notification report under the HSR
------------
Act and the expiration or termination of the applicable waiting period with respect thereto, (v) filings under state securities Laws, (vi) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law and (vii) such other items as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05.  Information Supplied.
               --------------------

     None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If any time prior to the Effective Time any event with respect to Parent or Sub, or with respect to any information supplied by Parent or Sub for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent or Sub shall so describe the event to the Company.

Section 4.06.  Brokers.
               -------

     No broker, investment banker, financial advisor or other person, other than Greenhill & Co., LLC and Dresdner Kleinwort Wasserstein, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

Section 4.07.  Financing.
               ---------

     Parent and Sub have available (through cash on hand and existing committed credit arrangements) all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Merger, and to perform their respective obligations under this Agreement.

Section 4.08.  Litigation.
               ----------

     As of the date hereof, there is no suit, action, proceeding or investigation pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its subsidiaries before any Governmental Entity that questions the validity of this Agreement or the Option Agreement or any action to be taken by Parent or Sub in connection with the consummation of the Transactions or would otherwise prevent or delay the consummation of the Transactions.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01.  Conduct of Business.
               -------------------
     (a)  Conduct of Business by the Company.  Except for matters set forth in
          ----------------------------------
Section 5.01(a) of the Company Disclosure Letter or otherwise expressly
---------------
permitted by this Agreement, from the date of this Agreement to the Effective Time, each of the Company and its Subsidiaries shall conduct its business in the usual, regular and ordinary course of business and in substantially the same manner as previously conducted and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Each of the Company and its Subsidiaries shall maintain its assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted, consistent with past practice, and shall maintain in full force and effect current insurance policies or other comparable insurance coverage with respect to the assets and potential liabilities thereof. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company
                                           ---------------
Disclosure Letter or conduct otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not and it shall not permit any of its Subsidiaries to do any of the following without the prior written consent of Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities except for the repurchase of unvested shares of Company Common Stock, at the purchase price paid per share, upon the termination of service of the holders of those shares pursuant to the Company Stock Option Plans;

          (ii) issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any Lien (A) any shares of its capital stock, (B) any securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any such shares, voting securities or convertible or exchangeable securities or (C) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options and Warrants outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement or pursuant to the provisions of the Structural Dynamics Research Corporation Stock Purchase Plan;

          (iii)  amend the Company Charter or the Company Bylaws;
     (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, company, limited liability company, joint venture, association or other business organization or division thereof or
     (B) any assets that, individually or in the aggregate, are in excess of $1 million, except purchases of inventory in the ordinary course of business;

          (v) (A) grant to any employee, officer or director of the Company or any of its Subsidiaries any increase in compensation or pay any bonus, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any employee, officer or director of the Company or any of its Subsidiaries any increase in severance, change of control or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) establish, adopt, enter into or amend any collective bargaining agreement, other labor union agreement or Company Employee Benefit Plan, or (D) take any action to accelerate any rights or benefits except as required pursuant to Section
     6.04 of this Agreement, take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Agreement or Company Benefit Plan, or make any material determinations not in the ordinary course of business, under any collective bargaining agreement, labor union agreement or Company Employee Benefit Plan;

          (vi) make any change in accounting methods, principles or practices affecting the reported assets, liabilities or results of operations of the Company or any of its Subsidiaries, except as required by a change in GAAP;

          (vii) sell, lease (as lessor), license, encumber or otherwise dispose of or subject to any Lien any properties or assets that, individually or in the aggregate, are in excess of $500,000, except sales of inventory and excess or obsolete assets in the ordinary course of business;

          (viii) (A) incur, assume or prepay any indebtedness for borrowed money or guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, except for short-term borrowings incurred in the ordinary course of business not to exceed $1.0 million, or (B) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

          (ix) make or agree to make any new capital expenditure or expenditures that, individually or in the aggregate, are in excess of $1.0 million in any calendar quarter;

          (x) make or change any material Tax election or settle or compromise any material Tax liability or refund;

          (xi) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business or (B) cancel any indebtedness that is material, individually or in the aggregate, to the Company, or waive any claims or rights of substantial value;

          (xii) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

          (xiii) make, enter into or renew, extend, amend, modify, or waive any provisions of any Material Contract or relinquish or waive any rights under, or agree to the termination of, any Material Contract, except in the ordinary course of business;

          (xiv) permit any material insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration; or

          (xv) authorize, or commit or agree to take, any of the foregoing actions.

     (b) Advice of Changes. The Company shall promptly advise Parent of any
         -----------------
change or event that has had or could reasonably be expected to have a Company Material Adverse Effect.

Section 5.02.  No Solicitation.
               ---------------
     (a) The Company and its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative) (collectively, its "Representatives") shall cease immediately any discussions or negotiations with any parties that may be ongoing with respect to any Company Takeover Proposal (as hereinafter defined). From the date hereof until the earlier of the termination of this Agreement or the Effective Time, the Company will not and will not permit its Subsidiaries to (whether directly or indirectly through their

Representatives), and the Company shall cause its and its Subsidiaries' Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Company Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or, in connection with any Company Takeover Proposal, furnish to any person any information or data with respect to or access to the properties of the Company, or any of its Subsidiaries, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to any Company Takeover Proposal or (iii) enter into any agreement with respect to any Company Takeover Proposal. Notwithstanding the foregoing, the Company or the Company Board shall be permitted to furnish information with respect to the Company and its Subsidiaries and participate in discussions or negotiations regarding an unsolicited bona fide Company Takeover Proposal if, and only to the extent that the Company Board determines in good faith that (A) such disclosure or participation is required in order to satisfy the Company Board's fiduciary duties to the Company's stockholders under applicable Law and (B) such Company Takeover Proposal could reasonably be expected to result in a Superior Company Proposal, in which case neither the Company nor its Subsidiaries will disclose any information to such person without entering into a customary confidentiality agreement containing confidentiality provisions not materially less favorable to the Company than those contained in the Confidentiality Agreement (as hereinafter defined); provided, however, that such confidentiality agreement shall not prohibit the presentation of a Company Takeover Proposal to Parent. The Company shall promptly (but in no case later than 24 hours after actual receipt by an officer of the Company) provide Parent with a copy of any written Company Takeover Proposal received and a written statement with respect to any non-written Company Takeover Proposal received, which statement shall include the identity of the person initiating such discussions and the material terms thereof. The Company shall keep Parent informed on a current basis of the status and material terms of any such inquiries or Company Takeover Proposals and any material developments with respect to any discussions regarding any Company Takeover Proposal.

     (b)  Nothing contained in Section 5.02(a) shall prohibit the Company or the
                               ---------------
Company Board from (i) taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communications) in connection with the making or amendment of a tender offer or exchange offer or (ii) making any disclosure to the Company's stockholders required by applicable Law, provided that the Company Board shall not recommend that the stockholders of the Company tender their shares of Company Common Stock in connection with any such tender or exchange offer unless the Company Board shall have determined in good faith, after consultation with an independent financial advisor and outside counsel, that the relevant Company Takeover Proposal constitutes a Superior Company Proposal.

     (c)  For purposes of this Agreement:

          "Company Takeover Proposal" means any inquiry, proposal or offer (other than by Parent, Sub or any of their affiliates) for (i) a merger, consolidation, share exchange, dissolution, recapitalization, liquidation or other business combination involving the Company, (ii) the acquisition by any person in any manner, directly or indirectly, of a number of shares of any class of equity securities of the Company equal to or greater than 20% of the number of such shares outstanding before such acquisition or (iii) the acquisition by any person in any manner, directly or indirectly, of assets that generate or constitute 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries on a consolidated basis, in each case other than the Transactions.

          "Superior Company Proposal" means any bona fide written Company Takeover Proposal made by a third party or parties (other than by Parent, Sub or any of their affiliates) to acquire directly or indirectly (i) all the equity securities or (ii) the assets of the Company substantially as an entirety, which the Company Board determines in good faith (after consultation with an independent financial advisor and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal (including any conditions to such proposal, the anticipated timing of the closing thereof, the risk of nonconsummation, the ability of the person making such proposal to finance the transaction contemplated thereby and any required consents, filings and approvals of any Governmental Entity or other person) that the Company Board determines in good faith to be relevant and the person making such proposal, (x) would, if consummated, be more favorable, from a financial point of view, to the holders of Company Common Stock than the Transactions and (y) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

Section 6.01.  Preparation of Proxy Statement; Stockholders Meeting.
               ----------------------------------------------------
     (a) As soon as practicable after the execution of this Agreement, and in no event later than 10 days after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company will advise Parent, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC. The Company shall also permit representatives of Parent to participate in any telephone call with the SEC which discusses comments made by the staff. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. No filing of, or amendment to, the Proxy Statement will be made by the Company without providing Parent the opportunity to review and comment thereon. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

     (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval.

Section 6.02.  Access to Information; Confidentiality.
               --------------------------------------

     (a) Except to the extent it would expressly violate applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, access during reasonable business hours during the period prior to the Effective Time to (i) all of the Company's and its Subsidiaries' properties, books, contracts, commitments, personnel and records and other information and business documents, (ii) the Company's independent accountants and (iii) the premises of the Company and its Subsidiaries for the purpose of inspecting the books and records of the Company and its Subsidiaries and/or performing environmental assessments, provided that access to the premises shall be permitted only with the prior consent of the Company (which consent shall not be unreasonably withheld or delayed). Except to the extent it would expressly violate applicable Law, during the period prior to the Effective Time, Parent will have the full cooperation of the Company in confirming the nature of the relationships between the Company and its Subsidiaries and their customers, contractors and suppliers, including whether or not such relationships are satisfactory and whether or not such relationships are expected to continue after the Merger. The Company shall have the right to have one or more representatives present at all times of any such inspections, interviews and communications conducted by Parent or its representatives.

     (b) Neither any investigation conducted by Parent or its representatives pursuant to this Section 6.02 nor the results thereof shall affect any
                 ------------
representation or warranty of the Company contained in this Agreement or the ability of Parent to rely thereon. All information exchanged pursuant to this
Section 6.02 shall be subject to the confidentiality agreement dated February
------------
23, 2001, between the Company and Parent (the "Confidentiality Agreement").

Section 6.03.  Reasonable Best Efforts; Notification.
               -------------------------------------

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) determining whether any action by or in respect of or filing with any Governmental Entities is required or any actions, consents, approvals or waivers are required to be obtained from third parties in connection with the Transactions, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental

Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Nothing in this Agreement shall be deemed to require Parent to waive any rights or agree to any limitation on its operations or to dispose of any asset or collection of assets of the Company, Parent or any of their respective Subsidiaries or affiliates.

     (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any notice or other communication it receives from any person alleging that the consent of such person is or may be required in connection with the Transactions, (iv) any notice or other communication it receives from any Governmental Entity in connection with the Transactions or (v) any action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting it that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or 4.08, as
                                                      ------------    ----
applicable, or that relate to the consummation of the Transactions; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.04.  Stock Options.
               -------------
     (a)  Vested Company Stock Options Other Than Director Company Stock
          --------------------------------------------------------------
Options.  As soon as practicable following the date of this Agreement, the
-------
Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to provide that (i) each Company Stock Option (other than a Director Company Stock Option) which is outstanding and vested at or immediately prior to the Effective Time shall be canceled, with the holder thereof becoming entitled to receive an amount of cash in respect of such Company Stock Option equal to the product of (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option and (B) the number of vested shares of Company Common Stock subject to such Company Stock Option immediately prior to its cancellation.

     (b)  Unvested Company Stock Options Other Than Director Company Stock
          ----------------------------------------------------------------
Options. As soon as practicable following the date of this Agreement, the
-------
Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt resolutions providing that each outstanding Company Stock Option that is not vested at or immediately prior to the Effective Time and does not vest by its terms upon a change of control arising from the transaction contemplated in this Agreement, shall be canceled, with the holder thereof becoming entitled to receive, in the sole and absolute discretion of the Parent, either:

          (i) an amount of cash in respect of such Company Stock Option equal to the product of (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option and (B) the number of unvested shares of Company Common Stock subject to such Company Stock Option immediately prior to its cancellation, or

          (ii) an amount of cash equal to 25% of the amount described in (i) immediately above, and a Parent Stock Option with a Black-Scholes value equal to 75% of the amount described in (i) immediately above.

     (c)  Director Company Stock Options.  As soon as practicable following
          -------------------------------
the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt resolutions providing that each outstanding Director Company Stock Option, whether or not vested, shall be canceled, with the holder thereof becoming entitled to receive an amount of cash in respect of such Director Company Stock Option equal to: the product of (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of the Company Common Stock subject to the Director Company Stock Option and (B) the number of shares of Company Common Stock subject to such Director Company Stock Option immediately prior to its cancellation.

     (d) Notwithstanding anything in this Agreement to the contrary, Parent shall have no obligation to provide any holder of any Company Stock Option, whether vested or unvested, with the consideration described in this Section
6.04 unless and until such holder executes a legally enforceable waiver approved by Parent, which approval shall not be unreasonably withheld, which evidences the holder's voluntary release of any and all interests and claims arising from or associated with any and all Company Stock Options.

     (e)  In this Agreement:

          "Company Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plans.

          "Company Stock Plans" means the Company's (i) 1991 Employee Stock Option Plan, (ii) 1994 Long-Term Stock Incentive Plan, (iii) 1996 Directors' Nonstatutory Stock Option Plan, (iv) SDRC/T.D. Technologies, Inc. 1996 Incentive Stock Option Plan, (v) SDRC/T.D. Technologies, Inc. 1996 Nonstatutory Stock Option Plan for Founding Ex-Employees, (vi) SDRC/CAMAX Systems, Inc. 1987 Non-Qualified Stock Option Plan, (vii) SDRC/Print Control Co. 1987 Incentive Stock Option Plan, and (viii) SDRC/CAMAX Manufacturing Technologies, Inc. 1985 Long-Term Incentive Stock Option Plan.

          "Director Company Stock Option" means an option to purchase Company Common Stock granted to a Director of the Company pursuant to the 1996 Directors' Nonstatutory Stock Option Plan.

          "Parent Stock Option" means an option granted by Parent to a former holder of a wholly or partially unvested Company Stock Option which entitles such former holder to purchase shares of Parent's common stock pursuant to a stock option plan established or maintained by Parent which
     (i) has an exercise price equal to the fair market value of Parent's common stock on the Effective Date, (ii) vests in 25% increments each anniversary of the Effective Date, and (iii) has an option term of ten years following the Effective Time.

          (f) Parent shall issue all Parent Stock Options as contemplated by this Section 6.04 on the usual and customary terms and conditions it imposes
     ------------
upon its similarly situated employees, taking into consideration applicable tax, securities and other local Laws.

Section 6.05.  Indemnification.
               ---------------
     (a) After the Effective Time, (i) Parent shall, and shall cause the Surviving Corporation to, indemnify each person who is now, or has been at any time prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise with the approval of the Company (which approval shall not be unreasonably withheld or delayed), cost or expense (including reasonable fees and expenses of legal counsel) incurred in connection with any threatened or actual action, suit or proceeding based on, or arising out of, the fact that such person is or was a director or officer of the Company or any of the Company's Subsidiaries ("Indemnified Liabilities"), in each case, to the fullest extent that Parent, the Company or such the Subsidiary is permitted under applicable Law to so indemnify; Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any of the Indemnified Parties in effect immediately prior to the Effective Time (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification). Any Indemnified Party desiring to claim indemnification under this Section 6.05(a), upon learning of any such claim, action, suit, proceeding
     ---------------
or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this Section 6.05(a) except to the extent
                                       ---------------
such failure materially prejudices such indemnifying party), and shall deliver to Parent and the Surviving Corporation all undertakings required under applicable Law. After Parent's receipt of such notice with respect to any such claim, action, suit, proceeding or investigation, Parent shall have the right to assume and direct, or cause the Surviving Corporation to assume and direct, all aspects of the defense thereof, including settlement (provided however that the Indemnified Person shall first consent in writing to any such settlement, which consent shall not be unreasonably withheld), and the Indemnified Party shall cooperate in the vigorous defense of any such matter. In no event shall Parent or the Surviving Corporation be liable for any settlement effected without its prior written consent. Without limiting any of the rights of any of the Indemnified Parties set forth in the other provisions of this Section 6.05, for a period of six years after the Effective Time, to the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against or involving any Indemnified Party that arises out of or pertains to any action or omission (or alleged action or omission) in his or her capacity as a director, officer, employee, principal stockholder, fiduciary or agent of the Company or any of its Subsidiaries or benefit plans occurring prior to the Effective Time, such Indemnified Party shall be entitled to be represented by counsel and following the Effective Time (i) any counsel retained by the Indemnified Parties shall be reasonably satisfactory to the Surviving Corporation and Parent, and (ii) the Surviving Corporation and Parent shall pay as incurred the reasonable fees and expenses of such counsel, promptly after statements therefor are received. The rights to indemnification under this
Section 6.05(a) shall continue in full force and effect for a period of six
---------------
years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the final disposition of such Indemnified Liabilities.

     (b)  For a period of six years after the Effective Time, Parent shall cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by the Company's and the Company's Subsidiaries' directors' and officers' liability insurance at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent not greater than 200 percent of the premium for the Company directors' and officers' liability insurance as of the date of this Agreement; provided, however, that if such insurance cannot be so maintained at or below such cost, Parent shall maintain as much of such insurance as can be so maintained at a cost equal to 200 percent of the current annual premiums of the Company for such insurance. The foregoing provisions shall not in any way restrict or preclude any sale, liquidation or dissolution of any subsidiary of Parent at any time after the Effective Time. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section
                                                                     -------
6.05.
----

     (c) In the event Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section
                                                                     -------
6.05.
----

    (d)  The provisions of this Section 6.05 are (i) intended to be for the
                                ------------
benefit of, and to be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Law, contract or otherwise including without limitation under the Company's Articles of Incorporation or Regulations.

Section 6.06.  Fees and Expenses.
               -----------------

     (a) Except as provided in this Section 6.06, all fees and expenses incurred in connection with this Agreement, the Option Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     (b) In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or by Parent pursuant to Section 8.01(d)(i) and at or prior to such termination the Company has received one or more Company Takeover Proposals that at the time of such termination have not been absolutely and unconditionally withdrawn or abandoned;
(ii) by the Company pursuant to Section 8.01(c)(ii); or (iii) by Parent pursuant to Section 8.01(d)(ii) or 8.01(d)(iii), then promptly after such termination the Company shall pay Parent a fee of $30.0 million (the "Termination Fee") together with all documented out-of-pocket costs and expenses of Parent and Sub, including without limitation, financing fees, fees and expenses of counsel, accountants, investment bankers and other advisors, filing fees and printing expenses up to a maximum of $2.0 million (the "Expenses"). Except as otherwise provided, any amount to be paid by the Company to Parent hereunder shall be paid within three business days after the Company's receipt of written notice of termination of this Agreement by wire transfer of same day funds; provided, however, that the amount to be paid pursuant to subparagraph (ii) above shall be paid simultaneously with, and be a necessary condition to, termination of this Agreement by the Company pursuant to Section 8.01(c)(ii). In addition, if this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii) and at the time of such termination Parent is not in material breach of this Agreement, and if the Company shall, within 12 months after such termination, enter into an agreement with respect to a Company Takeover Proposal, then the Company shall pay the Termination Fee and Expenses (if not theretofore paid) concurrently with entering into any such agreement.

Section 6.07.  Public Announcements.
               --------------------

     Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except after reasonable attempts to provide notice have been undertaken and except as otherwise required by applicable Law.

Section 6.08.  Employee Benefits.
               -----------------

     For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation), for which the Company's and its Subsidiaries' employees are eligible for participation ("Parent Benefit Plan"), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Closing (a "Company Employee") as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual) to the same extent such service is recognized under corresponding plans, programs or arrangements of the Company or its affiliates prior to the Closing; provided, however, that each such employee shall be given credit for his or her service with the Company or any of its Subsidiaries prior to the Effective Time for purposes of determining the amount of vacation to which such employee is entitled in accordance with Parent's policies following the Effective Time; provided, further, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent Benefit Plan to waive any preexisting condition limitation that was waived under the terms of any Company Benefit Plan immediately prior to the Closing and apply any waiting period limitations that would otherwise be applicable to a Company Employee on or after the Closing in a manner consistent with the way Parent would treat similarly situated employees of Parent taking into consideration the service such Company Employees had with the Company.

Section 6.09.  Further Assurances.
               ------------------

     At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company and its Subsidiaries acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.10.  Antitrust Filings.
               -----------------

     Subject to the terms and conditions hereof, each of the Company and Parent will promptly file or cause to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") notification and report forms pursuant to the HSR Act relating to the Merger and the other Transactions. The Company and Parent shall promptly respond to any request for additional information or documentary material by the FTC or the Antitrust Division and shall cooperate with each other in order to ensure that all waiting periods (and any extension thereof) applicable to the consummation of the Merger and the other Transactions under the HSR Act expire or are terminated as promptly as practicable. The Company and Parent shall also cooperate and consult with one another in obtaining any consents required pursuant to the Laws of any foreign jurisdiction relating to antitrust matters or competition.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

Section 7.01.  Conditions to Each Party's Obligation to Effect the Merger.
               ----------------------------------------------------------

     The respective obligation of each party to effect the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

          (a)  Stockholder Approval.  The Company shall have obtained the
               ---------------------
Company Stockholder Approval.

          (b)  No Injunctions or Restraints.  No temporary restraining order,
               -----------------------------
preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, the party asserting such
                                     ------------
condition shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

          (c)  Statutory Restraints.  No statute, code or regulation shall
               ---------------------
have been enacted or promulgated by any Governmental Entity that prohibits consummation of the Merger.

          (d)  Other Approvals.  The waiting period applicable to the
               ----------------
consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not individually or in the aggregate be reasonably likely to result in a Parent Material Adverse Effect (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger, and no such consent, approval, permit or authorization shall impose terms or conditions that would have, or would be reasonably likely to have, a Parent Material Adverse Effect (assuming the Merger has taken place).

Section 7.02.  Additional Conditions to Obligations of Parent and Sub.  The
               ------------------------------------------------------
obligations of Parent and Sub to effect the Merger are also subject to the following:

          (a) Representations and Warranties.  Each representation and warranty
              ------------------------------
of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (provided that, other than with respect to the representations and warranties contained in Section 3.02, the last sentence of Section 3.03(a),
Section 3.03(b), Section 3.05, Section 3.07, Section 3.14, Section 3.16 and
Section 3.17 (collectively, the "Material Representations"), for purposes of determining the accuracy of such representations and warranties for purposes of this clause (ii), all "Company Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded) except, for purposes of clauses (i) and (ii) above, (A) in each case, or in the aggregate, as does not constitute a Company Material Adverse Effect, provided, however, that the exception in this clause (A) shall be inapplicable to representations and warranties contained in the Material Representations, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date), and Parent shall have received a certificate of an executive officer of the Company to that effect.

          (b) Agreements and Covenants.  The Company shall have performed or
              ------------------------
complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of an executive officer of the Company to that effect.

          (c) No Company Material Adverse Effect.  From the date of this
              ----------------------------------
Agreement through and including the Effective Time, no event or events shall have occurred which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 7.03.  Additional Conditions to Obligations of the Company.  The
               ---------------------------------------------------
obligations of the Company to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties.  Each of the representations of
              ------------------------------
Parent and Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date), and Parent shall have received a certificate of an executive officer of the Company to that effect.

          (b) Agreements and Covenants.  Parent and Sub shall have performed or
              ------------------------
complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of an executive officer of the Company to that effect.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

Section 8.01.  Termination.
               -----------
          This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

               (a)  by mutual written consent of Parent and the Company;

               (b)   by either Parent or the Company:

          (i) if the Merger shall not have been consummated by November 30, 2001; provided, however, that the right to terminate this Agreement under this
Section 8.01(b)(i) shall not be available to any party whose breach of any
------------------
representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (ii) if a statute, rule or executive order shall have been enacted, entered or promulgated and shall then be in effect prohibiting the Transactions contemplated hereby on the terms contemplated by this Agreement or if any Governmental Entity order, decree, ruling or other action shall then be in effect which permanently enjoins, restrains or otherwise prohibits the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable (collectively, a "Restraint"); provided, that the party seeking to terminate this Agreement pursuant to this Section
                                                                    -------
8.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and
-----------
to remove such Restraint; or

          (iii) if the Company Stockholders Meeting shall have been held and the Company Stockholder Approval shall not have been obtained at such meeting or any adjournment thereof;

               (c)   by the Company:

          (i) if Parent or Sub shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement or if any representation or warranty of Parent or Sub shall have become untrue, and such breach or failure would, if uncured, cause the conditions in Section 7.03(a) or 7.03(b) not to be satisfied, and such breach or failure either is not capable of being cured or, if it is capable of being cured, has not been cured within 20 business days following written notice to Parent from the Company of such breach or failure; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c)(i) if the Company is then in material breach of any
     ------------------
representation, warranty or covenant contained in this Agreement;

          (ii) if prior to the Company Stockholder Approval, (A) the Company Board determines in good faith, after consultation with an outside financial advisor and outside counsel to the Company, that a Company Takeover Proposal constitutes a Superior Company Proposal and that the pursuit of such Superior Company Proposal is required in order for the Company Board to fulfill its fiduciary obligations to the stockholders of the Company under applicable Law,
(B) the Company, at the direction of the Company Board, notifies Parent in writing that it intends to enter into an agreement with respect to such Superior Company Proposal, which notification identifies the person making the Superior Company Proposal and attaches the most current version of such agreement (or a complete and accurate description of all material terms and conditions thereof), (C) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Company Proposal, an offer that the Company Board determines, in good faith after consultation with an outside financial advisor, is at least as favorable to the stockholders of the Company as such Superior Company Proposal, it being understood that the Company shall not enter into any such binding agreement during such three-business day period and (D) the Company concurrently with such termination pursuant to this clause (c)(ii) pays to Parent in same day funds the Termination Fee and Expenses (as provided in Section 6.06). The Company agrees
                                             ------------
to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving effect to such notification; or

               (d)   by Parent or Sub:

          (i) (A) if there shall be a breach or failure of any representation or warranty of the Company in this Agreement, and such breach or failure, if uncured, would cause the condition set forth in Section 7.02(a) not to be satisfied, and (B) there shall be a breach or failure by the Company of any of its covenants or agreements contained in this Agreement, and such breach or failure, if uncured, would cause the condition set forth in Section 7.02(b) not to be satisfied, and, in each case, such breach either is not capable of being cured or, if it is capable of being cured, has not been cured within 20 business days following written notice to the Company from Parent of such breach or failure; provided, however, that neither Parent nor Sub may terminate this Agreement pursuant to this Section 8.01(d)(i) if Parent or Sub is then in
                           ------------------
material breach of any representation, warranty or covenant contained in this Agreement;

          (ii) if (A) the Company Board (or any committee thereof) withdraws or modifies its approval or recommendation of this Agreement, the Merger or the other Transactions in a manner adverse to Parent, (B) the Company Board (or any committee thereof) shall have recommended to the stockholders of the Company any Company Takeover Proposal, or (in any Schedule 14D-9 filed by the Company in response to a Company Takeover Proposal in accordance with the time periods prescribed thereunder) shall have either failed to recommend against acceptance of any Company Takeover Proposal by the stockholders of the Company or taken no position with respect to acceptance of such Company Takeover Proposal by the stockholders of the Company, (C) the Company fails to call or hold the Company Stockholder Meeting in accordance with Section 6.01, (D) the Company Board fails
                                       ------------
to mail the Proxy Statement to its stockholders within a reasonable period of time after the Proxy Statement shall have been available for mailing, (E) the Company Board (or any committee thereof) shall have resolved to do any of the foregoing, or (F) the Company enters into an agreement with respect to a Company Takeover Proposal;

          (iii) if the Company shall have (i) exempted for purposes of Chapter 1704 of the Ohio Law any acquisition of shares of Company Common Stock by any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Sub or their affiliates, or (ii) amended (or agreed to amend) the Company Rights Agreement or redeemed (or agreed to redeem) the outstanding Company Rights thereunder for the purpose of exempting an acquisition of shares of Company Common Stock (other than pursuant to this Agreement) from the Company Rights Agreement and the Company Rights.

Section 8.02.  Effect of Termination.
               ---------------------

     In the event of termination of this Agreement by either the Company or Parent or Sub as provided in Section 8.01, this Agreement shall forthwith become
                             ------------
void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than as provided by Section 6.06, this Section
                                                      ------------       -------
8.02 and Article IX, which provisions shall survive such termination, and except
----     ----------
that nothing in this Section 8.02 shall relieve a party from liability for fraud
                     ------------
or liability for the willful breach by a party of any representation, warranty, covenant or agreement set forth in this Agreement and such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of any such breach.

Section 8.03.  Amendment.
               ---------

     Subject to Section 6.09, this Agreement may be amended, supplemented or
                ------------
modified by the parties at any time before or after receipt of the Company Stockholder Approval only by an instrument in writing signed on behalf of each of the parties; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment, supplement or modification that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders.

Section 8.04.  Extension; Waiver.
               -----------------

     At any time prior to the Effective Time, (a) the parties may extend the time for the performance of any of the obligations or other acts of the other parties, (b) each party may waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section
                                                                      -------
8.03, each party may waive compliance with any of the covenants, agreements or
----
conditions of another party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05.  Procedure for Termination, Amendment, Extension or Waiver.
               ---------------------------------------------------------

     A termination of this Agreement pursuant to Section 8.01, an amendment,
                                                 ------------
modification or supplement of this Agreement pursuant to Section 8.03 or an
                                                         ------------
extension or waiver pursuant to Section 8.04 shall, in order to be effective,
                                ------------
require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE IX

                               GENERAL PROVISIONS

Section 9.01.  Nonsurvival of Representations and Warranties.
               ---------------------------------------------

     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the
            ------------
parties which by its terms contemplates performance after the Effective Time.

Section 9.02.  Notices.
               -------

     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding business day if received after 5 p.m. local time on a business day or if received on a Saturday, Sunday or United States holiday) by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) if to Parent or Sub, to:
                Electronic Data Systems Corporation
                5400 Legacy Drive
                Plano, Texas 75024
                Attention:  General Counsel

                with a copy to:

                Baker Botts L.L.P.
                2001 Ross Avenue, Suite 700
                Dallas, Texas  75201
                Attention:  Andrew M. Baker

            (b) if to the Company, to:
                Structural Dynamics Research Corporation
                2000 Eastman Drive
                Milford, Ohio 45150
                Attention:  General Counsel
                with a copy to:

                Brobeck, Phleger & Harrison LLP
                One Market
                San Francisco, CA 94105
                Attention:  John W. Larson

                Brobeck, Phleger & Harrison LLP
                Two Embarcadero Place
                2200 Geng Road
                Palo Altoo, CA 94303
                Attention:  Rod J. Howard

                Dinsmore & Shohl LLP
                255 East Fifth Street
                Cincinnati, Ohio 45202
                Attention: Charles F. Hertlein, Jr.

Section 9.03.  Definitions.
               -----------

     For purposes of this Agreement:

          An "affiliate," when used with reference to any person, shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act, as in effect on the date of this Agreement.

          A "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted by applicable Law to close.

          Whenever a representation or warranty is qualified by the "Company's Foreign Knowledge", insofar as the representation or warranty relates to the Specified Countries, such representation or warranty shall be qualified by the actual knowledge of the Company's chief executive officer, chief operating officer, chief financial officer, chief accounting officer, chief legal officer international vice president, international controller, or the country manager and country controller (however denominated or titled) of such Specified Country, but the representation or warranty as it relates to all other countries shall not be qualified by the knowledge of any person.

          A "Company Material Adverse Effect" means a material adverse effect on
     (i) the business, operations, assets, condition (financial or otherwise), or results of operations of the Company, (ii) the ability of the Company to perform its obligations under this Agreement or (iii) the ability of the Company to consummate the Merger and the other Transactions; provided, however, that effects relating to (a) economies in general, (b) the Company's industry in general, (c) the securities markets in general or (d) the announcement of the

     Transactions contemplated hereby, shall not be deemed to constitute a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred.

          "in the ordinary course of business," with respect to any action, means such action is:

               (a) consistent with the past custom and practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person; and

               (b) not required to be authorized by the Board of Directors of such person.

          A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity of any kind.

          "Specified Countries" means Austria, Germany, France, Italy, The Netherlands, Spain, Sweden, Switzerland and the United Kingdom.

          A "Subsidiary" of any person means any other person of which (i) such person or any subsidiary thereof is a general partner, (ii) such person and/or one or more of its subsidiaries holds voting power to elect a majority of the board of directors or others performing similar functions or (iii) such person, directly or indirectly, owns or controls more than 50% of the equity interests of such other person.

          Words and terms used in this Agreement which are defined in other Sections of this Agreement are used throughout this Agreement as therein defined.

Section 9.04.  Interpretation.
               --------------

     When a reference is made in this Agreement to a Section or an Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

Section 9.05.  Severability.
               ------------

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.06.  Counterparts.
               ------------

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07.  Entire Agreement; No Third-Party Beneficiaries.
               ----------------------------------------------

     This Agreement, taken together with the Company Disclosure Letter and the Option Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II and
                                                                 ----------
Section 6.05, is not intended to confer upon any person other than the parties
------------
hereto any rights, remedies, obligations or liabilities.

Section 9.08.  Governing Law.
               -------------

     The validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws principles thereof; except that the effectiveness of the Merger, and other matters relating to the Company and its Board of Directors which are required to be governed by the laws of the State of Ohio, shall be governed by, and construed in accordance with, the laws of the State of Ohio.

Section 9.09.  Assignment.
               ----------

     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                              ELECTRONIC DATA SYSTEMS CORPORATION



                              By:/s/ James E. Daley
                                 -------------------------------------
                                 James E. Daley
                                 Chief Fianncial Officer


                              EMERALD ACQUISITION CORPORATION I



                              By:  /s/ James E. Daley
                                 -------------------------------------
                                 James E. Daley
                                 Authorized Officer


                              STRUCTURAL DYNAMICS RESEARCH CORPORATION



                              By:  /s/ William Weyand
                                 -------------------------------------
                                 William Weyand
                                 Chairman and Chief Executive Officer